Exhibit 99.1
Filed by Ensource Energy Income Fund LP,
Ensource Energy LLC, Lehman Brothers Inc.,
The Ospraie Fund L.P., and Ospraie Special Opportunities
Master Alternative Holdings LLC, as Bidders, pursuant to
Rule 425 and Rule 433 under the Securities Act of 1933
Subject Company: Eastern American Natural Gas Trust
(Registration No. 333-126068)
First Used: August 18, 2006
Attention Unitholders of Eastern American Natural Gas Trust:
Facts You Should Know About Your Investment and the Outstanding Offer From Ensource!
Ensource Energy Income Fund LP has an outstanding offer to purchase your NGT depositary units for $31.00 cash per unit or you can exchange your units as described in the prospectus and join with Ensource in the creation of a growth MLP in the energy sector.
You will soon receive from the Trustee of NGT a letter outlining the Trustee’s views on why you should not accept our Offer. We urge you to ACCEPT OUR OFFER, considering the following key points:
•	The cash offer of $31.00 per NGT depositary unit represents a premium to the current market price and the net asset value of the NGT trust units.

•	Ensource is considering potential acquisitions that, if consummated, would increase the value of your investment.

•	Unlike the Trustee, the General Partner and its investors, with a possible investment in excess of $111 million, will be aligned in interest with Ensource unitholders.

•	The Trustee based its response to our Offer on an outdated valuation of the Trust’s assets.
Unitholders of NGT should be aware that since the beginning of 2006, the underlying value of your NGT depositary units has deteriorated:
•	Reserves have been reduced 5.5% by production that has not been replaced.

•	Natural gas prices have declined by 38%.

•	Distributions have declined from $0.74 in the first quarter to $0.64 in the second quarter, and we project distributions will decline further to approximately $0.57 in the third quarter.

•	We estimate the current net asset value of the NGT depositary units to be between $26.12 and $26.97 per unit, or 13% — 16% below our cash offer of $31.00 per NGT depositary unit.

Despite this deterioration of value, the per unit price of NGT has increased substantially since we announced our Offer: Eastern American Natural Gas Trust units have increased in price by 11.3% to approximately $30.00 based on the 30 day average closing price of NGT units prior to the announcement of our Offer, after giving effect to the June 15th distribution. We believe this increase is a direct result of our Offer to acquire the NGT depositary units at a premium. Absent our Offer, we believe the NGT depositary units would trade at a substantial discount to the current price.
Ensource Business Plan and Ongoing Activities
As stated in the prospectus, our business model is designed to increase distributions to the unitholders of Ensource as a direct result of new acquisitions of net profits interests in oil and natural gas producing properties. The NGT unitholders should be aware of the following activities by our General Partner:
•	During the past three months, our General Partner has evaluated five separate oil and natural gas producing property packages with a total asset value in excess of $1.0 billion. In connection with our due diligence, certain of these packages were found to be unsuitable for our business plan while others continue to merit consideration. While we have reached no agreement regarding any of these potential transactions, we are providing this information to you as evidence that numerous acquisition opportunities are available in today’s market. These opportunities would be unavailable to you under the current structure of NGT.

•	We are continuing to conduct due diligence on select packages of oil and gas producing assets. Based on the current inventory of attractive oil and natural gas producing properties available for purchase in the market, we believe that we could complete one or more acquisitions of these properties within a reasonable period of time after the closing of the Offer and the second step merger.

•	For illustration purposes only, we have prepared the following table to demonstrate the estimated potential impact on distributions in 2007 that could be anticipated if Ensource were to complete a significant acquisition(s) of additional net profit interests on December 31, 2006 using the proceeds from the sale of the zero coupon bonds along with equity provided by the General Partner.

Projected 2007 Annual Distributions and Distribution Per Unit

	Ensource without Acquisitions		Ensource with Acquisitions			Ensource Combined
(1)	(2)		(3)			(4)
	Minimum	Minimum	Incremental Distributions
	Annual Distribution	Annual	from Acquisitions		Incremental	Total Projected
Units	from Existing Assets	Distribution	of Net Profits Interests		Distribution	Distributions	Distribution
Outstanding	Paid To Units	Per Unit	Paid To Units		Per Unit	Paid To Units	Per Unit
(000)	$(000's)		$(000's)			$(000's)

6464	$12,928	$2.00	$9,116	(a)	$1.41	$22,044	$3.41

6464	$12,928	$2.00	$12,866	(b)	$1.99	$25,794	$3.99

6464	$12,928	$2.00	$15,041	(c)	$2.33	$27,969	$4.33

6464	$12,928	$2.00	$17,141	(d)	$2.65	$30,069	$4.65
Notes:

(1) Units Outstanding reflect common and subordinated units outstanding upon closing of the transaction and the second step merger.
(2) Minimum Annual Distribution is the minimum annual cash amount necessary to pay the minimum annual distribution of $2.00 to the common and subordinated units and which is expected to be earned from the existing assets of NGT. Available cash above this minimum amount would result in higher distributions than shown in this table. The minimum distribution to the Partnership is $13.057 million inclusive of the GP interest and $12.928 million to the common and subordinated units.
(3) Incremental Distributions from Acquisitions reflects our estimate of the additional cash available for distributions that would result from an acquisition(s) of net profits interests by Ensource from the operating company. For purposes of such estimate, we have assumed that (i) the net profits payments to Ensource by the operating company equal 16.7% of the purchase price, net of the general partner incentive distribution rights, (ii) the acquisitions by Ensource close on December 31, 2006 at the purchase prices indicated below and (iii) that we use cash on hand and, with respect to the $120 million and $150 million illustrative purchases, indebtedness of $30MM and $60MM, respectively, at the operating company at an average interest rate of 7.0% per annum.
(a) $60 million acquisition
(b) $90 million acquisition
(c) $120 million acquisition
(d) $150 million acquisition
(4) Total Projected Distributions reflects the combination of (2) and (3) above

The table above is for illustrative purposes. We can provide no assurance that the acquisitions contemplated can be consummated or the terms of any such acquisitions.
You should review the footnotes to the table above for a discussion of the material assumptions we have made in preparing the estimates above. The estimates in the table above have been prepared by Ensource management. The independent auditors for Ensource have not examined, compiled or otherwise applied procedures to our estimates set forth above and, accordingly, do not express an opinion or any other form of assurance on it. When considering the estimates above, you should keep in mind the risk factors and other cautionary statements under the heading “Risk Factors” beginning on page 61 of Ensource’s prospectus, as well as the fact that Ensource has no agreement for any future potential acquisition.
While Ensource believes that the assumptions reflected in the preceding table are reasonable, the assumptions underlying same are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If our assumptions are not realized, the actual available cash that we generate could be substantially less than that estimated above.
•	The Trustee has implied that as a new entity with limited operating experience, Ensource, though its General Partner, may not be able to execute its business plan to acquire additional properties and net profits interests. We have similarly stated under the caption “Risk Factors” in the prospectus previously furnished to you that the successful implementation of our business plan is subject to numerous risks and is, therefore, uncertain. With the proven track record of the management team, along with the composition of our Board of Directors and the General Partner, we believe, however, that this combination will generate many opportunities to make accretive acquisitions on behalf of Ensource and the challenge will be to determine the best assets to pursue as we intend to grow Ensource for the benefit of its unitholders.
Premium Cash Offer to Historical Market Price
The cash election option of the Offer presents an opportunity for NGT unitholders to sell their depositary units at a premium to historical market prices and, we believe, at a premium to the net asset value of the assets of the Trust. As shown on the graph below, the price of the NGT depositary units has risen since we announced the Offer despite the dramatic decline in the price of natural gas. If less than a majority of unitholders accept our Offer, we believe it is likely that the price of the NGT depositary units will fall to the level seen prior to the announcement of the Offer on May 15, 2006, or perhaps even lower, as reduced distributions are announced by NGT due to the decline in natural gas prices since the beginning of the year. As you are aware, the price of the natural gas associated with the NGT net profits interests is not hedged, and NGT’s revenues therefore fluctuate based on prevailing realized natural gas sales prices.
Based on the following assumptions, we believe that the third quarter distribution to be paid by NGT in December 2006 will be approximately $0.57 per unit, or 11% less than the announced distribution to be paid in September 2006:
•	production for the third quarter of 480Mmcf

•	production taxes equal to 7% of revenues

•	operating costs of $140,267

•	overhead costs to Eastern American of $82,000

•	Trustee expenses of $240,000

•	realized gas price to the Trust for the quarter of $8.57 per Mcf

Failure to Present an Updated Reserve Report
•	In response to our revised Offer, the Trustee elected to use the year end reserve report dated December 31, 2005 and not to have a new reserve report prepared for the benefit of the NGT unitholders.

•	This is contrary to the Trustee’s response to our initial offer, wherein the Trustee stated in item 3 of its 14D-9 filing on December 1, 2005, “As a result of the Ensource Offer, and in order to help ensure that Trust Unitholders have reasonably current information about the value of the Trust Units they hold, the Trust engaged Ryder Scott Company, the independent petroleum engineering firm that has historically prepared the Trust’s annual reserve report, to prepare an updated reserve report for the Trust, utilizing the most current information to Ryder Scott...”

•	We cannot generate on our own an updated reserve report without the Trustee’s cooperation, and we can only speculate as to why no updated reserve report was prepared for the NGT unitholders benefit, as current information is available and the cost of preparing the report is minimal ($13,000 as per Trustee’s filing), relative to the financial advisor and legal fees.

•	We believe the reason the Trustee chose not to obtain an updated reserve report in response to our Offer was because an updated reserve report, giving effect to 2006 production to date and current natural gas prices, would substantiate the fact that the cash option of $31.00 per depositary unit exceeds the current net asset value per NGT depositary unit.

We urge NGT unitholders to consider the following facts regarding the year-end 2005 reserve report the Trustee and financial advisor have stated in their response on Form 14D-9 was used in the analysis of the Offer:
December 31, 2005 Reserve Report (PV10 $114.2 million)
•	From January 1, 2006 through June 30, 2006, the Trust reported production of 949 Mmcf of reserves, or 5.5%, of the remaining estimated proved reserves of 17.230 BCF as of December 31, 2005; and

•	The natural gas price on August 15, 2006 was $6.86 per Mcf, or 38% lower than the natural gas price of $11.152 per Mcf used by Ryder Scott in the December 31, 2005 reserve report.
From the information in the Trust’s year-end 2005 reserve report and quarterly filings made by NGT during 2006, we estimate that, based on the same valuation methodology, the PV10 value of the Trust’s reserves as of August 15, 2006 is between $70-$75 million. The difference in PV10 value of $39-$44 million since December 31, 2005, takes into account both production through June 30, 2006 and the August 15, 2006 natural gas price of $6.86 per Mcf. Using the current PV10 valuation and the current price of the zero coupon bonds, we estimate the current net asset value of the NGT depositary units to be between $26.12 and $26.97 per unit, or 13% — 16% below our cash offer of $31.00 per NGT depositary unit.
By failing to obtain a reserve report reflecting the current conditions of the production and the pricing environment, the Trustee has failed to provide both the NGT unitholders and the financial advisor with an accurate valuation of the natural gas interests held by the Trust.

Alignment of Interests
Ensource’s Offer provides that our General Partner, along with the Third Point Parties, is prepared to invest:
•	Up to $91.4 million in the purchase of NGT depositary units and $20 million for the interests in our General Partner, or a total of $111.4 million. We are prepared to make this investment because we are convinced our business plan will generate significant returns for Ensource’s common unitholders and our General Partner.

•	Compare this to the interests of the Trustee and Eastern American, both of whom cited their opposition to our Offer in the Form 14D-9. These two parties have NO alignment of economic interests with NGT unitholders, as they will continue to charge and receive their fees regardless of the financial performance of the Trust.

•	NGT unitholders should further note that this Trustee has shown no willingness to maximize NGT unitholder value and has repeatedly refused to meet with representatives of the General Partner to discuss the terms and conditions of the Offer.

•	Finally, we think NGT unitholders should consider the following: If the Offer, which we announced on May 15th, does not represent the true value of the NGT units, why hasn’t a third party made a competing offer? We believe that the answer is clear — the Offer is superior from a net asset value perspective.

Conclusion
Without the benefit of the above, we believe that the analysis of our Offer by the Trustee is misguided and incorrect, and that any representation that the Offer, or any aspect thereof, is unfair should be disregarded by the NGT unitholders. The NGT unitholders deserve to get all the facts available in determining the best course of action with respect to our Offer. Unfortunately the Trustee has chosen only to present select, outdated information in its attempt to maintain its status as Trustee.
The Ensource Offer provides each NGT unitholder with two attractive options from which to choose:
•	Sell their NGT depositary units at a cash price of $31 per unit, which, as we have outlined above, is a significant premium to the net asset value of the NGT depositary units; or

•	Accept the special dividend and tender their units to join with our General Partner, under the guidance of Lehman Brothers and the Ospraie Parties, as we build Ensource into a leader in the upstream energy MLP market.
We are looking forward to a successful closing of this Offer on the 25th of August so we can begin the process of creating an active growth vehicle for the benefit of the Ensource unitholders.
Should any NGT unitholders, brokers or other parties wish to speak with us directly about this proposal, we can be contacted at our toll free number at 888-844-1784.
If you have any questions about tendering NGT depositary units, please contact Georgeson Shareholder Communications at 800-279-4514.

Very Truly Yours,

Scott W. Smith	Marshall M. Eubank
President	Chief Financial Officer

The following definitions were used in this letter:
Lehman Brothers: Lehman Brothers Inc.
natural gas price: the closing price of the prompt month contract of natural gas as traded on the NYMEX exchange.
Ospraie Parties: The Ospraie Fund LP and Ospraie Special Opportunities Master Alternative Holdings LLC.
Third Point Parties: Third Point Partners LP and Third Point Partners Qualified LP.
On July 31, 2006 the Ensource Energy Income Fund LP (“Ensource” or the “Fund”) commenced an offer (the “Offer”) to acquire control of the Eastern American Natural Gas Trust (“NGT”). The Offer is comprised of two options: (1) a cash offer of $31.00, without interest, per unit for up to a majority of the outstanding NGT depositary units or (2) an exchange, on a one-for-one basis, of one Ensource common unit for each NGT depositary unit along with a pro-rata participation in a $5.9 million special cash distribution. We believe that both of these options offer superior value to the NGT unitholders when compared to owning NGT depositary units until termination in 2013.
Where You Can Get More Information
This is neither an offer to purchase nor a solicitation of an offer to sell any securities. Any offer will be made only through a registration statement and related materials. In connection with the offer, Ensource Energy Income Fund LP (the “Fund”) has filed a registration statement on Form S-4 (containing a prospectus) with the Securities and Exchange Commission (the “SEC”). Investors and security holders of Eastern American Natural Gas Trust (“NGT”) are advised to read these disclosure materials (and any other disclosure materials filed with the SEC when they become available) because these materials contain important information. Investors and security holders may obtain a free copy of the disclosure materials and other documents filed by the Fund with the SEC at the SEC’s website at www.sec.gov. The disclosure materials and other documents, including the letter of transmittal, of the Fund may also be obtained from the Fund upon request by directing such request to the Fund’s Information Agent, Georgeson Shareholder Communications, Inc., 17 State Street, New York, NY 10004, E-mail: ensource@gscorp.com. Banks and brokerage firms please call: 1-212-440-9800. Depositary unitholders please call: 1-800-279-4514.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-279-4514.
Summary Description of Exchange Offer

Bidders:	Ensource Energy Income Fund LP, Ensource Energy LLC, Lehman Brothers Inc., The Ospraie Fund L.P. and Ospraie Special Opportunities Master Alternative Holdings LLC

Subject Company:	Eastern American Natural Gas Trust (Registration No. 333-126068)
Pursuant to the terms of the offer, the Fund is offering the current depositary unitholders of NGT the right to sell their NGT depositary units for cash consideration of $31.00 per unit (up to a majority of the outstanding depositary units) or tender all of their NGT depositary units in exchange for: (i) one whole common unit of the Fund; and (ii) a pro-rata share of a $5.9 million special cash distribution to be paid by the Fund to holders of NGT depositary units accepted by the Fund in this offer (subject to a reduction based on the number of depositary units that accept the cash tender option). The offer will remain open until August 25, 2006, unless extended. If the Fund elects to extend the exchange offer, it will inform the exchange agent of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the exchange offer was scheduled to expire. The complete terms and conditions of the exchange offer and related transactions are set forth in the prospectus that is a part of the registration statement filed by the Fund with the SEC, as amended from time to time.
Forward-Looking Statements
This communication contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical facts, included herein are forward-looking statements. Included among forward-looking statements are, among other things statements regarding the Fund’s business strategy, plans and objectives and statements expressing beliefs and expectations regarding the payment of distributions to the Fund’s common unitholders. Although the Fund believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. The Fund’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Fund’s periodic reports that are filed with and available from the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this letter. Other than as required under the securities laws, the Fund does not assume a duty to update these forward-looking statements.